UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2013

DST SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

DST Systems, Inc. (“DST”) previously entered into an unsecured term loan agreement, dated as of October 28, 2011 (the “Original Loan Agreement”) with Bank of America, N.A. (“Original Lender”), as the sole lender, providing for an unsecured term loan in the principal amount of $125,000,000 (the “Loan”). The Original Loan Agreement was described in and attached to a Form 8-K dated October 28, 2011 (the “Prior 8-K”).

In connection with Original Lender’s assignment of a portion of the Loan to another lender, the Original Loan Agreement was amended and restated in its entirety on May 17, 2012 (“Amended and Restated Loan Agreement”) to add provisions concerning multiple lenders without materially amending the other provisions of the Original Loan Agreement. The Amended and Restated Loan Agreement was described in and attached as Exhibit 10.1 to a Form 10-Q dated August 7, 2012 for the quarter ending June 30, 2012, and was amended by a First Amendment to the Amended and Restated Loan Agreement dated July 8, 2013 (as amended, the “Term Loan Agreement”). Capitalized terms not otherwise defined in this Form 8-K have the meanings given to them in the Amended and Restated Loan Agreement.

On August 23, 2013, DST entered into a Second Amendment to the Term Loan Agreement (“Second Amendment”) with Original Lender and the other lender party thereto that, among other modifications made to the Term Loan Agreement as described in the Second Amendment: (a) removed a provision requiring prepayment of the Loan upon the incurrence of additional indebtedness; and (b) extended the Maturity Date to October 28, 2014.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Loan Agreement, the Prior 8-K, and the Second Amendment attached hereto as Exhibit 10.1, each of which is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits

(d). Exhibits.

Exhibit Number	Description
10.1	Second Amendment to Amended and Restated Letter Loan Agreement dated as of August 23, 2013, between DST Systems, Inc., Bank of America, N.A. and the other lender party thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of August, 2013.

DST SYSTEMS, INC.

By:	/s/ Kenneth V. Hager
Name:	Kenneth V. Hager
Title:	Vice President, Chief Financial
Officer and Treasurer